Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock

of

NET2PHONE, INC.

at $2.00 Net Per Share

by

NTOP ACQUISITION, INC.,

a Wholly-Owned Subsidiary of

IDT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 12, 2005, UNLESS EXTENDED.

To Brokers, Dealers, and Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by NTOP Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of IDT Corporation, a Delaware corporation, to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Net2Phone, Inc. not otherwise beneficially owned by IDT immediately prior to commencement of the tender offer, at $2.00 per Share, net to the tendering stockholder in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 10, 2005 and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed for your information and use are copies of the following documents:

1. The Offer to Purchase dated November 10, 2005;

2. The Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, to be used by holders of Shares in accepting the Offer and tendering Shares;

3. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5. A return envelope addressed to Wachovia Bank, N.A., the depositary for the Offer (the “Depositary”).

We urge you to contact your clients as promptly as possible. Please note that the Offer and rights of withdrawal expire at 5:00 p.m., New York City time, on Monday, December 12, 2005, unless extended.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), (ii) a properly completed and duly executed Letter of

Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other required documents.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer, as well as requests for additional copies of the enclosed material, should be addressed to us at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall constitute you the agent of Purchaser, the Information Agent or the Depositary, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

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